EXHIBIT 5.1

NASCHITZ, BRANDES & CO., ADVOCATES
5 TUVAL STREET, TEL-AVIV 67897 ISRAEL
TEL. 972-3-623-5000 FAX. 972-3-623-5005

HAIFA OFFICE: 2 PAL-YAM AVENUE,
CITY WINDOWS, OREN BUILDING, HAIFA 33095 ISRAEL
TEL. 972-4-864-4433 FAX. 972-4-864-4833

WWW.NBLAW.COM

Tel-Aviv, July 23, 2007

AudioCodes Ltd.
1 Hayarden Street
Airport City, Lod 70151
Israel

Ladies and Gentlemen:

        AudioCodes Ltd., a company organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,500,000 of its Ordinary Shares, nominal value NIS 0.01 per share (the “Shares”), issuable under the AudioCodes Ltd. 2001 U.S. Employee Stock Purchase Plan, as amended (the “U.S. Plan”), and the AudioCodes Ltd. 2001 Employee Stock Purchase Plan Global Non-U.S., as amended (together with the U.S. Plan, the “Plans”).

        As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that, when the Shares are issued and sold pursuant to the terms of the Plans and in accordance with the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to Israeli law, and we not express any opinion as to the laws of any other jurisdiction.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Naschitz, Brandes & Co.